EXHIBIT 12


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                    Nine Months     Three Months
                                                                                                          Ended            Ended
                                                                                                   September 30     September 30
(Dollars in Thousands)                                                                                     1994             1994
EARNINGS
 1.    Net income                                                                                      $309,300         $108,100
 2.    Applicable income taxes                                                                          187,000           67,600
 3.    Net income before taxes (1 + 2)                                                                 $496,300         $175,700
 4.    Fixed charges:
       a.     Interest expense excluding interest on deposits                                          $118,200         $ 51,800
              Portion of rents representative of interest and amortization of debt
       b.     expense                                                                                    19,003            5,585
       c.     Fixed charges excluding interest on deposits (4a + 4b)                                    137,203           57,385
       d.     Interest on deposits                                                                      268,300           93,900
       e.     Fixed charges including interest on deposits (4c + 4d)                                   $405,503         $151,285
 5.    Amortization of interest capitalized                                                            $  3,551         $  1,168
 6.    Earnings excluding interest on deposits (3 + 4c + 5)                                             637,054          234,253
 7.    Earnings including interest on deposits (3 + 4e + 5)                                             905,354          328,153
 8.    Fixed charges excluding interest on deposits (4c)                                                137,203           57,385
 9.    Fixed charges including interest on deposits (4e)                                                405,503          151,285
RATIO OF EARNINGS TO FIXED CHARGES
10.    Excluding interest on deposits (line 6/line 8)                                                      4.64             4.08
11.    Including interest on deposits (line 7/line 9)                                                      2.23             2.17

First Bank System
P.O. Box 522
Minneapolis, Minnesota
55480

First Class
U.S. Postage
PAID
Permit No. 2440
Minneapolis, MN

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FOR FURTHER INFORMATION CONTACT JOHN DANIELSON, SENIOR VICE PRESIDENT,
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